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                                                                  EXHIBIT (H)(8)

                              AMENDED AND RESTATED
                          EXPENSE LIMITATION AGREEMENT
                     FOR KENSINGTON GLOBAL REAL ESTATE FUND

     THIS AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT, dated as of May 1, 2007, is made and entered into by and between The Kensington Funds, a Delaware statutory trust (the "Trust"), on behalf of its series the Kensington Global Real Estate Fund (the "Fund"), and Kensington Investment Group, Inc. (the "Adviser").

     WHEREAS, the Adviser has been appointed the investment adviser of the Fund pursuant to an Investment Advisory Agreement between the Trust, on behalf of the Fund, and the Adviser (the "Advisory Agreement"); and

     WHEREAS, the Trust and the Adviser had previously entered into an Expense Limitation Agreement dated as of December 29, 2006 with respect to the Fund (the "Original Expense Limitation Agreement"); and

     WHEREAS, the Trust and the Adviser desire to amend and restate the terms and conditions of the Original Expense Limitation Agreement and enter into the arrangements described herein relating to certain expenses of the Fund;

     NOW, THEREFORE, the Trust and the Adviser hereby agree as follows:

     1. Until December 31, 2009, the Adviser agrees, subject to Section 2 hereof, to limit its fee and/or reimburse other expenses of each class of the Fund to the extent necessary to limit the operating expenses of each class to the following annual rates (as a percentage of the average daily net assets of the class): Class A, 1.50%, Class B, 2.25%, Class C, 2.25% and Class Y, 1.25%.

     2. The Fund agrees to pay or repay to the Adviser the amount of fees (including any amounts foregone through limitation or reimbursed pursuant to Section 1 hereof) that, but for Section 1 hereof, would have been payable by the Fund to the Adviser pursuant to the Investment Advisory Agreement (the "Deferred Fees"). Such repayment shall be made monthly, but only to the extent that the operating expenses of a Class (exclusive of brokerage costs, interest, taxes and dividend and extraordinary expenses), without regard to such repayment, are at an annual rate (as a percentage of the average daily net assets of the Fund) below the limit set in Section 1. The amount of Deferred Fees paid by a Class in any month shall be limited so that the sum of (a) the amount of such payment and (b) the other operating expenses of the Class (exclusive of brokerage costs, interest, taxes and extraordinary expenses) do not exceed the limit set by Section 1. Deferred Fees with respect to any fiscal year of the Fund shall not be payable by a Class to the extent that the amounts payable by the Class pursuant to the foregoing provisions

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        of this Section 2 during the period ending three years after the end of such fiscal year are not sufficient to pay such Deferred Fees. In no event will a Class be obligated to pay any fees waived or deferred by the Adviser with respect to any other Class of the Fund or any other series of the Trust. Any Deferred Fees in existence in accordance with the Original Expense Limitation Agreement shall continue to be eligible to be paid to the Adviser, subject to the provisions of this Section 2.

     3. Notice is hereby given that this Agreement is executed by the Trust on behalf of the Fund by an officer of the Trust as an officer and not individually and that the obligations of or arising out of this Agreement are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property belonging to the Fund.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.



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

THE KENSINGTON FUNDS,                      KENSINGTON INVESTMENT GROUP, INC.

ON BEHALF OF ITS SERIES
KENSINGTON GLOBAL REAL ESTATE FUND

By:                                        By:
   ---------------------------------          ----------------------------------

Name:                                      Name:
     -------------------------------            --------------------------------

Title:                                     Title:
      ------------------------------             -------------------------------
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